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APOGEE ENTERPRISES, INC. ANNOUNCES RESTRUCTURING OF NEW CONSTRUCTION BUSINESS


MINNEAPOLIS, Minnesota, August 21, 1997--Apogee Enterprises, Inc. (Nasdaq: APOG) announced the restructuring of its New Construction business unit.

BUILDING PRODUCTS & SERVICES-RESTRUCTURING

Apogee announced that it anticipates taking an after-tax charge in its third quarter of between $11 million and $16 million to restructure its New Construction curtainwall unit which is a part of its Building Products & Services segment. The restructuring plan, which is expected to be developed next quarter, will primarily focus on downsizing New Construction's international operations. The charge will primarily cover expenses relating to existing Asian operations and rationalization of excess manufacturing capacity in Europe. "This planned restructuring is designed to return our curtainwall business to profitability by focusing a smaller New Construction unit on its profitable U.S. and United Kingdom market opportunities," said Donald W. Goldfus, Apogee's Chairman, Chief Executive Officer and President.

CAUTIONARY STATEMENT

The discussion above contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. A number of factors should be considered in conjunction with the above forward-looking statements, including changes in economic and market conditions, factors related to competitive pricing, commercial building market conditions, management of growth, the integration of acquisitions, the realization of expected economies gained through expansion and information systems technology, and other factors set forth in the cautionary statements included in Exhibit 99 to Apogee's Form 10-K filed with the Securities and Exchange Commission. Apogee wishes to caution investors and others to review the statements set forth in Exhibit 99 and that other factors may prove to be important in affecting Apogee's business or results of operations.

Apogee Enterprises, Inc. is a leading fabricator, distributor and installer of value-added glass products and systems. The company is organized into three operating segments: Building Products & Services (BPS), Glass Technologies (GT) and Auto Glass (AG). Headquartered in Minneapolis, the Company's stock is traded on the Nasdaq Stock Market under the symbol APOG.

For more information on Apogee Enterprises, Inc. via facsimile at no cost, simply dial 1-800-PRO-INFO and enter the company code ticker APOG.